EXHIBIT 21


                                   List of Subsidiaries

                              Jurisdiction in               Percent of Company's
Name of Entity                Which Organized                  Equity Interest
ETC International Corp.       U.S. Virgin Islands                 100%

Entertainment Technology
Corp.                         Pennsylvania                        100%

Environmental Tectonics
(Europe) Limited              Great Britain, UK                    99%
